CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 113 to the Registration Statement on Form N-1A (the "Registration Statement") of Investment Trust comprised of Scudder Tax Managed Growth Fund and Scudder Tax Managed Small Company Fund of our reports dated December 16, 1999, on the financial statements and financial highlights appearing in the December 31, 1999 Annual Reports to the Shareholders of Scudder Tax Managed Growth Fund and Scudder Tax Managed Small Company Fund, which are also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the heading "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.







PricewaterhouseCoopers LLP
Boston, Massachusetts
February 25, 2000